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                                                                  EXHIBIT 10(dd)
                            CONFIDENTIAL MEMORANDUM

To:       (First Name) (Last Name)

From:     Craig Crisman

Date:     March 16, 1995

Subject:  Key Management Incentive Cash Bonus Plan
______________________________________________________________________________

It is the company's total compensation philosophy to provide key employees such as yourself with competitive compensation comprised of three components. These components are base cash compensation, incentive cash bonus compensation, and incentive stock options and/or restricted grants. This memo is intended to provide you with information about the Company's Key Management Incentive Cash Bonus Plan. The Board of Directors has approved you as a participant in this Plan for Fiscal Year 1995. The details of this Plan are as follows:

The pool of available money to distribute to participants will be determined according to the following schedule:


FY 1995 PRE-TAX EARNINGS      CASH BONUS POOL
  ($ 8,000,000)               $        0
  ($ 2,500,000)               $  270,000
   $ 3,000,000                $  540,000
   $ 8,500,000                $  810,000
   $14,000,000                $1,080,000
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The following assumptions will be in effect for The Fiscal Year 1995 Key
Management Incentive Cash Bonus Plan:

1. FY 1995 Pre-Tax Earnings will be subject to the following rules:

      . Gains and/or losses on the sale of assets will not be included, . Increases and/or decreases in reserves will not be included, and . Tape Division milestones which are met will not be included, milestones which are not met will be included.

2. Payout will be made at the conclusion of the Annual Fiscal Year Audit and upon approval of the Compensation Committee of the Board of Directors.

3. Individual bonus distributions will be determined by Craig Crisman based on input from participants.

4. To receive a payout, participants must be employees of the Company for the entire Fiscal Year and active employees with the Company on the payout distribution date. There is no guarantee of payment under this plan.